Exhibit 99.1

October 12, 2005

Ed Fasulo

1621 Oak Park Rd.

Council Bluffs, IA 51503

Dear Ed:

It is my pleasure to formally extend to you an offer of employment with Venture Catalyst Incorporated (“VCAT”). As you already know, this is an important position with VCAT, and we believe your background and experience will make you an excellent addition to our team. The purpose of this letter is to confirm the essential terms of our offer of employment to you. It is not an employment contract.

•	Title: Executive Vice President (exact title to be determined)

•	Reporting Structure: You will report directly to the Chief Executive Officer and President

•	Location: San Diego. This position will require travel.

•	Start Date: On or around November 14, 2005.

•	Term: Your employment will be for an indefinite period of time on an “at-will” basis, meaning that the employment relationship may be terminated with or without cause and with or without notice at any time or from time to time by either you or VCAT.

•	Compensation: You will be an exempt employee. Your base salary will be $290,000 per year.

You will reimbursed for all pre-approved relocation and/or moving expenses, to assist with your relocation to San Diego, California, up to and not to exceed $35,000. Included in the reimbursable will be actual moving and storage costs, temporary living, up to 50% of realtor fees for the sale of you Iowa home, up to 2 points or closing costs for your new California home. All reasonable business related expenses will be paid by VCAT in accordance with our customary policy on such expenses.

You will be eligible to participate in VCAT’s Annual Incentive Program.

•	Stock Options: All stock options are considered and granted by the Compensation Committee of VCAT’s Board of Directors.

•	Benefits: You will be entitled to participate in all of the standard employee benefit plans and programs, including paid holidays, vacations, group insurance and sick days, to the same extent generally available to other employees. This currently includes health insurance, dental insurance, life insurance and accidental death and dismemberment insurance. You will also be eligible to participate in the VCAT Incorporated 401(k) plan at the next quarterly enrollment period following your hire date. Benefits will be available on the 1st day of the month following your start date and will be provided at no cost to you. VCAT will reimburse you for any COBRA or related expenses incurred by you if necessary to retain coverage with our previous employer until the start date of the VCAT benefits.

•	Agreement Not to Solicit Customers. You agree, during employment with VCAT and for a period of one year after termination of employment with VCAT for any reason, not to, directly or indirectly, either on your own behalf or on behalf of any other person or entity, to utilize any proprietary information to attempt to persuade, induce, or solicit any customer of VCAT to cease to do business or to reduce the amount of business which any customer of VCAT has customarily done or contemplates doing with VCAT or to expand its business with a competitor of VCAT.

•	Agreement Not to Solicit Employees. You further agree, during employment with VCAT and for a period of one year after termination of employment with VCAT for any reason, that you will not, directly or indirectly, either on your own behalf or on behalf of any other person or entity, attempt to persuade, induce, or solicit any person who is an employee of VCAT to terminate such employment, or commence employment with a competitor of VCAT.

•	Conditions of Employment: You understand and acknowledge that you will be subject to VCAT’s standard employment policies which are described in the employee handbook, a copy of which has been delivered to you. As an employee of VCAT, you will be expected to abide by VCAT’s rules and regulations and acknowledge in writing that you have read VCAT’s Employee Handbook that will govern the terms and conditions of your employment. VCAT’s Employee Handbook may be modified from time to time at the sole discretion of VCAT. Additionally, you will be required to sign and comply with VCAT’s Proprietary Information and Inventions Agreement that prohibits unauthorized use or disclosure of VCAT’s proprietary information and all other VCAT policies and procedures.

The terms and conditions of this offer letter, if accepted by you, will become effective on your first regular day of work at VCAT. Any prior oral, written or implied understandings or statements regarding the terms and conditions of your employment with VCAT that differ from those set forth in this offer letter are superceded by the terms and conditions of this letter.

This offer is conditioned on you (a) accepting and returning a signed original of this offer letter; and (b) accepting and returning a signed original of the enclosed Company’s Proprietary Information and Inventions Agreement and the Acknowledgement that you have read VCAT’s Employee Handbook.

Please contact Kevin McIntosh, Senior Vice President and Chief Financial Officer of VCAT at (619) 330-4014 to answer any questions you may have regarding our benefits program and/or this offer letter.

Ed, in closing we look forward to the considerable energy, enthusiasm and leadership abilities that you will bring to VCAT. Please confirm your acceptance of the offer by signing below and returning this letter to me no later than October 31, 2005.

Sincerely,

/s/ GREG SHAY
Greg Shay
Chief Executive Officer and President

I accept the terms and conditions of employment as described above:

Accepted:	/s/ ED FASULO	Date:	10/19/05
Ed Fasulo

591 Camino del la Reina, Suite 413  San Diego CA, 92108  619.330.4000  fax 619.330.4002  www.vcat.com